Exhibit 99.1

Contact:

Hal Bringman

hal@nvpr.com

206.299.0622, ext 801

310.210.8011 (m)

Skype: halbringman

-or-

Tina Qunell

tina@nvpr.com

206.919.9652

Visualant Consolidates All Its Intellectual Property

Environmental Field of Use Acquired

Seattle, WA. August 22, 2012 Visualant, Inc. (OTCBB: VSUL), an emerging leader in authentication and diagnostic systems based upon its proprietary Spectral Pattern Matching (“SPM”) technology used in a variety of specialized photo-sensing devices, announced today that is has entered into an agreement to acquire from Javelin LLC their license for SPM in the environmental field of use.

The application of Visualant’s SPM technology to sustainability and environmental uses includes the analysis of water quality, presence of oil and other chemicals in water, detection of hazardous substances produced by emissions, pollution measurement and numerous other possibilities. Corporations seeking to implement more sustainable policies can further benefit from the revolutionary cost-effectiveness and simple-to-use SPM technology.

With this agreement, Visualant has consolidated all of its intellectual property under its dominion and control. Additionally, Visualant has entered into a business development agreement with Javelin LLC, the Seattle-based intellectual property and business development organization led by Peter Purdy and Matt Creedican, to explore applications for SPM in all fields of use.

“By bringing all of our intellectual property together under the Visualant umbrella, we can more quickly and efficiently identify and conquer more opportunities in the marketplace,” said Ron Erickson, Visualant CEO. “We expect the Javelin LLC team to deliver world class business development opportunities from their broad global network.”

This pact follows on the heels of several other recent strategic moves by the company, including closing a strategic investment and partnership with Sumitomo Precision Products Co., Ltd, hiring a former long-term Apple engineer as its head of product management and technology and expanding its Seattle offices.

About Visualant, Inc.

Visualant, Inc. develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications.  Its patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items.  When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance.  This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (SPM).  SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar-code or biometric scanner.